Exhibit 99.1

EXECUTION VERSION

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of December 21, 2013 by and between Seagate Technology International, an exempted limited liability company incorporated and existing under the Laws of the Cayman Islands (“Parent”), and the undersigned shareholder (the “Shareholder”) of Xyratex Ltd, an exempted company incorporated and existing under the Laws of Bermuda (the “Company”).

WITNESSETH:

WHEREAS, Parent, Phoenix Acquisition Limited, an exempted company incorporated and existing under the Laws of Bermuda and a wholly-owned Subsidiary of Parent (the “Purchaser”), and the Company have entered into an Agreement and Plan of Merger of even date herewith (as may be amended, supplemented or modified from time to time, the “Merger Agreement”), which provides for, among other things, the merger of the Purchaser with and into the Company (the “Merger”) pursuant to which each issued and outstanding common share of the Company, each having a par value of U.S. $0.01 (“Common Shares” which, together with the associated Company Rights, are hereinafter referred to as the “Shares”), other than Shares to be cancelled in accordance with Section 2.1(b) of the Merger Agreement and the Dissenting Shares pursuant to Section 2.3 of the Merger Agreement, will be converted into the right to receive the Merger Consideration, payable to the holder in cash, without interest.

WHEREAS, as of the date hereof, the Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”)) of that number of Shares, and the holder of Company Options and Company RSUs to purchase or receive such number of Common Shares, in each case, as set forth on the signature page of this Agreement.

WHEREAS, as a condition and inducement to the willingness of Parent and the Purchaser to enter into the Merger Agreement, the Shareholder (in the Shareholder’s capacity as such) has agreed to enter into this Agreement.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1.           Certain Definitions.  All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.  For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a)           “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article 7 thereof, (ii) such date and time as the Merger shall become consummated in accordance with the terms and provisions of the Merger Agreement or (iii) the effectiveness of any amendment, modification or supplement to the Merger Agreement, or waiver under the Merger Agreement by the Company of any of its rights, powers or privileges, in any such case, where such amendment, modification, supplement or waiver would decrease, or change the form of, the Merger Consideration.

(b)           “Transfer” A Person shall be deemed to have effected a “Transfer” of a Voting Share if such Person directly or indirectly (i) sells, pledges, encumbers, hypothecates, assigns, grants an option with respect to (or otherwise enters into a hedging arrangement with respect to), transfers, tenders or disposes (by merger, by testamentary disposition, by operation of law or otherwise) of such Voting Share or any interest in such Voting Share, other than in connection with any margin loans in the ordinary course of the Shareholder’s business (provided, however, that the use of Voting Shares to satisfy a margin call shall be deemed to be a Transfer), (ii) deposits such Voting Share into a voting trust, enters into a voting agreement or arrangement with respect to such Voting Share or grants any proxy or power of attorney (or any other consent or authorization) with respect to such Voting Share, in any case in this clause (ii), that is inconsistent with this Agreement, or (iii) agrees or commits (whether or not in writing) to take any of the actions referred to in the foregoing clause (i) or (ii).

(c)           “Voting Shares” shall mean (i) all equity securities of the Company (including Shares, Preferred Shares, and all additional Company Options, Company RSUs, and other rights to acquire Common Shares) owned by the Shareholder as of the date hereof, and (ii) all additional equity securities of the Company (including all additional Shares, Preferred Shares, and all additional Company Options, Company RSUs, and other rights to acquire Common Shares) of which the Shareholder acquires ownership during the period from the date of this Agreement through the Expiration Date (including by way of stock dividend or distribution, split-up, recapitalization, combination, exchange of shares and the like), in both cases, over which Shareholder is entitled to exercise voting authority.

2.           Transfer Restrictions.  Prior to obtaining the Company Shareholder Approval (such time, the “Permitted Transfer Time”), the Shareholder shall not Transfer (or cause or permit the Transfer of) any of the Voting Shares, or enter into any agreement relating thereto, except (i) by selling already-owned Voting Shares either to pay the exercise price upon the exercise of a Company Option or to satisfy the Shareholder’s tax withholding obligation upon the exercise of a Company Option or the settlement of a Company RSU, in each case as permitted by any Company Stock Option Plan, (ii) Transferring Voting Shares to affiliates (as defined in the Merger Agreement), immediate family members, a trust established for the benefit of the Shareholder and/or for the benefit of one or more members of the Shareholder’s immediate family or charitable organizations or upon the death of the Shareholder, provided that, as a condition to such Transfer, the recipient agrees to be bound by this Agreement, or (iii) with Parent’s prior written consent and in Parent’s sole discretion.  Any Transfer, or purported Transfer, of Voting Shares in breach or violation of this Agreement shall be void and of no force or effect.  After the Permitted Transfer Time, the Shareholder may Transfer Voting Shares, or any interest therein, free of the restrictions set forth in this Agreement.

3.           Agreement to Vote Voting Shares.

(a)           At every meeting of the shareholders of the Company, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of Company, the Shareholder (in the Shareholder’s capacity as such) agrees to, unconditionally and irrevocably, or to cause the holder of record on any applicable record date to, vote all Voting Shares that are then-owned by the Shareholder and entitled to vote or act by written consent:

(i)           in favor of the adoption of the Merger Agreement, and in favor of any other matters presented or proposed as to approval of the Merger or any part or aspect thereof or any other transactions contemplated by the Merger Agreement;

(ii)           against approval of any Acquisition Proposal and any other proposal made in opposition to, in competition with, or inconsistent with, the Merger Agreement or the Merger or any other transactions contemplated by the Merger Agreement;

(iii)           against any of the following actions (other than those actions that relate to the Merger and any other transactions contemplated by the Merger Agreement): (A) any amalgamation, merger, consolidation, tender offer, takeover bid, share exchange, recapitalization, business combination or similar transaction involving the Company or any Company Subsidiary, (B) any sale, lease, exchange, transfer, license or other disposition of all or substantially all of the assets of the Company or any Company Subsidiary, (C) any reorganization, dissolution, liquidation, winding up or similar transaction involving the Company or any Company Subsidiary, (D) any material change in the capitalization of the Company or any Company Subsidiary, or the corporate structure of the Company or any Company Subsidiary, (E) any amendment or other change to the Company Memorandum, the Company Bye-Laws, or the memorandum of association or bye-laws or equivalent organizational documents of any Company Subsidiary or (F) any other action that is intended to, or would reasonably be expected to materially impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any other transactions contemplated by the Merger Agreement;

(iv)           against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Shareholder contained in this Agreement; and

(v)           in favor of any other matter necessary or appropriate to the consummation of the transactions contemplated by the Merger Agreement, including the Merger.

(b)           In the event that a meeting of the shareholders of the Company is held, the Shareholder shall, or shall cause the holder of record on any applicable record date to, appear at such meeting or otherwise cause the Voting Shares to be counted as present thereat for purposes of establishing a quorum.

(c)           The Shareholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 3.

4.      No Solicitation.

(a)           The Shareholder shall immediately cease and cause to be terminated any solicitation, encouragement, discussions or negotiations with any Persons (other than Parent, the Purchaser and their respective affiliates and Representatives) that may be ongoing with respect to any Acquisition Proposal, and shall take the necessary steps to promptly inform such Persons of the obligations set forth in this Section 4. At any time on or after the date hereof until the Expiration Date, the Shareholder will promptly (and in any event within 24 hours) provide Parent with a copy of (or if made orally, a written description of) any inquiry, expression of interest, proposal or offer that the Shareholder receives in its capacity as a shareholder of the Company that constitutes or would reasonably be expected to lead to an Acquisition Proposal (including any material modification thereto), or any request for information that would reasonably be expected to lead to an Acquisition Proposal, that is received by the Shareholder in its capacity as a shareholder of the Company from any Person (other than Parent or the Purchaser) after the date hereof including the identity of the Person from which such inquiry, expression of interest, proposal, offer or request for information was received and the material terms and conditions of such Acquisition Proposal (including any material modification thereto). The Shareholder shall keep Parent promptly and reasonably informed of the status, details, terms and conditions (including all material amendments or proposed amendments) of any such inquiry, expression of interest, proposal, offer or request for information, and promptly (and in any event within 24 hours) after receipt or delivery of any of the following, provide copies of all documents and written or electronic communications relating to any such inquiry, expression of interest, proposal, offer or request for information exchanged between the Shareholder and the Person from which such inquiry, expression of interest, proposal, offer or request for information was received (or such Person’s Representatives). This Section 4(a) shall not apply to any Acquisition Proposal received by the Company or any Person other than the Shareholder.

(b)           At all times during the period commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, the Shareholder shall not, directly or indirectly:

(i)           solicit, initiate, seek or knowingly encourage or facilitate or take any action to solicit, initiate, seek or knowingly encourage or facilitate any inquiry, expression of interest, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal;

(ii)           enter into, participate in, maintain or continue any discussions or negotiations relating to, any inquiry, expression of interest, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal with any Person other than Parent or the Purchaser;

(iii)           furnish to any Person other than Parent or the Purchaser any non-public information, or afford access to the properties, assets, books or records, that the Shareholder believes or should reasonably expect could be used for the purposes of formulating any inquiry, expression of interest, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal (other than such non-public information or access furnished in the ordinary course of business unrelated to any actual or potential Acquisition Proposal);

(iv)           enter into any agreement, letter of intent, memorandum of understanding, agreement in principle or Contract providing for or otherwise relating to any Acquisition Proposal; or

(v)           propose or agree to do any of the foregoing.

5.           Agreement Not to Exercise Dissenters’ Rights.  The Shareholder shall not exercise, and hereby irrevocably and unconditionally waives, any statutory rights (including, without limitation, under Section 106(6) of the Companies Act 1981 of Bermuda, as amended) to demand an assessment of the fair value of any Voting Shares that may arise in connection with the Merger.

6.           Directors and Officers.  Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict a Shareholder who is a director or officer of the Company from acting in such capacity or fulfilling the obligations of such office, including by voting, in his capacity as a director of the Company, in the Shareholder’s sole discretion on any matter (it being understood that this Agreement shall apply to the Shareholder solely in the Shareholder’s capacity as a shareholder of the Company).  In this regard, the Shareholder shall not be deemed to make any agreement or understanding in this Agreement in the Shareholder’s capacity as a director or officer of the Company.

7.           Proxy Card.  The Shareholder will execute and deliver, or cause to be executed and delivered, within 48 hours of receipt, any proxy card or voting instruction form it receives that is sent to the shareholders of the Company soliciting proxies with respect to any matter described in Section 3, which shall be voted in the manner provided in Section 3; provided, however, that nothing herein shall prevent the Shareholder from revoking any such proxy card or voting instruction form upon the termination of this Agreement.

8.           Update of Beneficial Ownership Information.  Promptly following the written request of Parent or upon the acquisition of any additional Voting Shares, the Shareholder shall send to Parent a notice in the form of Exhibit A hereto, setting forth the number of Voting Shares beneficially owned by the Shareholder as of the record date of the Company Shareholder Meeting. Any such Voting Shares shall be subject to the terms of this Agreement as though owned by the Shareholder on the date hereof.

9.           Representations and Warranties of the Shareholder.  The Shareholder hereby represents and warrants to Parent as follows:

(a)           Power; Organization; Binding Agreement.  The Shareholder has full power and authority (or capacity, in the case of Shareholders that are natural persons) to execute and deliver this Agreement, to perform the Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby.  In the case of Shareholders that are not natural persons, such Shareholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.  The execution and delivery of this Agreement by the Shareholder, the performance by the Shareholder of its obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby have been duly authorized by all necessary organizational action on the part of the Shareholder, and no other organizational proceedings on the part of the Shareholder and no shareholder votes or written consents on the part of the Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Shareholder and, assuming due authorization, execution and delivery by Parent, constitutes the valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

(b)           No Conflicts.  None of the execution, delivery or performance of this Agreement by the Shareholder, the performance by the Shareholder of its obligations hereunder or the consummation by the Shareholder of the transactions contemplated hereby will (with or without notice or lapse of time, or both): (i) conflict with or violate any provision of any organizational or governing documents of the Shareholder, if the Shareholder is not a natural person; (b) conflict with or violate any Law applicable to the Shareholder or any Voting Shares; or (c) (i) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit or other change in the rights or obligations under, or constitute a change of control or default under, or result in termination or give to others any right of termination, amendment, acceleration or cancellation of, or any Contract to which the Shareholder is a party or any Voting Shares are bound, (ii) result in the creation of a Lien upon any Voting Shares or (iii) except for filings required to be made under the Exchange Act, require any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity.

(c)           Ownership of Shares.  The Shareholder (i) is the sole beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the Shares set forth on the signature page of this Agreement (except as otherwise indicated on the signature page hereto), all of which are free and clear of any Liens (except any Liens arising under securities laws, arising hereunder or arising in connection with any margin loans in the ordinary course of the Shareholder’s business), (ii) is the sole holder of the Company Options that are exercisable for the number of Common Shares set forth on the signature page of this Agreement, all of which Company Options and Common Shares issuable upon the exercise of such Company Options are free and clear of any Liens (except any Liens arising under securities laws, arising under the plans pursuant to which such Company Options were granted or arising hereunder), (iii) is the sole holder of the Company RSUs that are redeemable for the number of Common Shares set forth on the signature page of this Agreement, all of which Company RSUs and Common Shares issuable upon the settlement of such Company RSUs are free and clear of any Liens (except any Liens arising under securities laws, arising under the plans pursuant to which such Company RSUs were granted or arising hereunder) and (iv) except as set forth on the signature page to this Agreement, does not own, beneficially or otherwise, any securities of the Company other than the Voting Shares set forth on the signature page of this Agreement.

(d)           Voting Power.  The Shareholder has or will have, at all times prior to the Permitted Transfer Time, sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth herein, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Voting Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

(e)           No Finder’s Fees.  No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission from the Company or any Company Subsidiary in connection with this Agreement based upon arrangements made by or on behalf of the Shareholder in his or her capacity as such.

(f)           Reliance by Parent.  The Shareholder understands and acknowledges that Parent and the Purchaser are entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement.

(g)           No Legal Actions.  The Shareholder agrees that the Shareholder will not in its capacity as a shareholder of the Company bring, commence, institute, maintain, prosecute or voluntarily aid any Proceeding, which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by the Shareholder, either alone or together with the other Company voting agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement by the Company Board, breaches any fiduciary duty of the Company Board or any member thereof.

10.           Certain Restrictions.  The Shareholder shall not, directly or indirectly, take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect in any respect or that would reasonably be expected to have the effect of preventing or disabling or delaying the Shareholder from performing the Shareholder’s obligations under this Agreement.

11.           No Agreement as Director or Officer.  Notwithstanding anything to the contract in this Agreement, Shareholder makes no agreement or understanding in this Agreement in Shareholder’s or its  affiliates (as defined in the Merger Agreement) capacity as a director or officer of the Company or any of its subsidiaries (if Shareholder or any such affiliate holds such office), and nothing in this Agreement (i) will limit or affect any actions or omissions taken by Shareholder or its affiliates in Shareholder’s or any such affiliate’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omission shall be deemed a breach of this Agreement or (ii) will be construed to prohibit, limit or restrict Shareholder or its affiliates from exercising Shareholder’s or any such affiliate’s fiduciary duties as an officer or director to the Company or its shareholders.

12.           Disclosure.  The Shareholder shall permit Parent and the Company to publish and disclose in all documents and schedules filed with the SEC or otherwise provided to the holders of Shares, and any press release or other disclosure document that Parent or the Company determines to be necessary or desirable in connection with the Merger and any transactions related to the Merger, solely the Shareholder’s identity and ownership of Voting Shares and the nature of the Shareholder’s commitments, arrangements and understandings under this Agreement as well as a copy of this Agreement.  Parent shall permit the Shareholder to disclose in all documents and schedules required to be filed with the SEC the nature of the Shareholder’s commitments, arrangements and understandings under this Agreement as well as a copy of this Agreement.

13.           No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Voting Shares or shall be deemed to constitute Parent and the Shareholder as a “group” as defined in Rule 13d-5(b)(1) under the Exchange Act.  Except as provided in this Agreement, all rights, ownership and economic benefits relating to the Voting Shares shall remain vested in and belong to the Shareholder.

14.           Further Assurances.  Subject to the terms and conditions of this Agreement, upon reasonable request, and at the sole expense, of Parent, the Shareholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Shareholder’s obligations under this Agreement.

15.           Stop Transfer Instructions.  At all times commencing with the execution and delivery of this Agreement and continuing until the Permitted Transfer Time, in furtherance of this Agreement, the Shareholder hereby authorizes the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Voting Shares of the Shareholder (and that this Agreement places limits on the voting and transfer of such Voting Shares); provided, however, that the Company shall cause any such stop transfer order to be removed immediately upon the Permitted Transfer Time.

16.           Termination.  This Agreement, and all rights and obligations of the parties hereunder, shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 15 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of either party hereto, for any intentional breach of this Agreement prior to such termination.

17.           Miscellaneous.

(a)           Fees and Expenses.  Except as otherwise expressly set forth herein, all expenses incurred by the parties hereto will be borne solely and entirely by the party which has incurred the same.

(b)           Notices.  Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement will be in writing and will be deemed to have been duly given (i) when delivered or sent if delivered in Person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained) or (ii) on the next Business Day if transmitted by international overnight courier, in each case as follows:

If to Parent:

Seagate Technology International
c/o Seagate Technology LLC
10200 South De Anza Boulevard
Cupertino, California 95014
Attention:  General Counsel
Telecopy No.:  (408) 658-1772

with a copy to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
One Market Street
Spear Tower, Suite 3300
San Francisco, CA 94105
Attention: Mike Ringler and Denny Kwon
Telecopy No.:  (415) 947-2099

If to the Shareholder:

Baker Street Capital Management, LLC
12400 Wilshire Blvd, Suite 940
Los Angeles, CA 90025
Attention: Vadim Perelman
Telecopy No.: (310) 733-5695

with a copy to:

Olshan Frome Wolosky LLP
65 East 55th Street
New York, NY 10022
Attention:  Steve Wolosky
Telecopy No.:  (212) 451-2222

(c)           Headings.  The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement

(d)           Severability.  If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by reason of any rule of Law or public policy, all other provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

(e)           Entire Agreement.  This Agreement (together with the Exhibit hereto) constitute the entire agreement of the parties hereto and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

(f)           No Third Party Beneficiaries.  This Agreement is not intended to confer and does not confer upon any person other than the parties hereto any rights or remedies hereunder.

(g)           Binding Effect and Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but this Agreement will not be assigned by either party hereto by operation of Law or otherwise without the prior written consent of the other party hereto, provided, that Parent may assign any of its rights and obligations to any direct or indirect Parent Subsidiary prior to the mailing of the Proxy Statement, but no such assignment will relieve Parent of its obligations hereunder.

(h)           Amendments; Waiver.  This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

(i)           Mutual Drafting; Interpretation.  Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.  If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision.  For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include masculine and feminine genders.  As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” and “Exhibit” are intended to refer to Sections of this Agreement and Exhibit to this Agreement.  Except as otherwise expressly provided herein, any Law defined or referred to herein will refer to such Law as amended and the rules and regulations promulgated thereunder.  Unless otherwise specifically provided for herein, the term “or” will not be deemed to be exclusive.

(j)           Governing Law.  This Agreement will be governed by, and construed in accordance with, the Laws of New York, without regard to laws that may be applicable under conflicts of laws principles (whether of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than New York.

(k)           Consent to Jurisdiction.  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the Borough of Manhattan, New York City, New York in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 16(b).  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(l)           Waiver of Trial by Jury.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16(l).

(m)           Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

(n)           Specific Performance.  The parties hereto agree that irreparable damage would occur to Parent in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that Parent will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court referred to in Section 16(k), this being in addition to any other remedy to which Parent is entitled at law or in equity.

(o)           No Obligation to Exercise Options.  Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall obligate the Shareholder to exercise any Company Options or other right to acquire any Common Shares.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first above written.

SEAGATE TECHNOLOGY INTERNATIONAL

By:

Name:	Kenneth M. Massaroni

Title:	Director

[Signature Page to Voting Agreement]

SHAREHOLDER

Name:

Voting Shares beneficially owned as of the date hereof:

_______ Shares

Number of Shares subject to Company Options and Company RSUs held by SHAREHOLDER as of date hereof (which do not constitute Voting Shares as of the date hereof):

_______ Common Shares issuable upon exercise of outstanding Company Options

_______ Common Shares issuable upon settlement of outstanding Company RSUs

[Signature Page to Voting Agreement]

EXHIBIT A

NOTICE OF BENEFICIAL OWNERSHIP

DATE:__________

The undersigned shareholder (the “Shareholder”) of Xyratex Ltd, an exempted company incorporated and existing under the Laws of Bermuda (the “Company”), hereby notifies Seagate Technology International, an exempted limited liability company incorporated and existing under the Laws of the Cayman Islands (“Parent”) that, as of the date hereof, such Shareholder beneficially owns the number of Voting Shares set forth below.  Terms used but not defined in this Notice have the meaning ascribed to them in the Voting Agreement, dated December 21, 2013, by and between Parent and the undersigned Shareholder.

SHAREHOLDER

Name:

Voting Shares beneficially owned as of the date hereof:

_______ Shares

Number of Shares subject to Company Options and Company RSUs held by SHAREHOLDER as of date hereof (which do not constitute Voting Shares as of the date hereof):

_______ Common Shares issuable upon exercise of outstanding Company Options

_______ Common Shares issuable upon settlement of outstanding Company RSUs